As filed with the Securities and Exchange Commission on June 30, 2026

Registration Statement No. 333-283305

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

Registration Statement (No. 333-283305)

Under

the Securities Act of 1933

Janus Henderson Group Ltd.

Janus Henderson US (Holdings) Inc.

(Exact name of each registrant as specified in its respective charter)

Jersey, Channel Islands Delaware (State or other jurisdiction of incorporation or organization)	6282 (Primary standard industrial classification code number)	98-1376360 43-1804048 (I.R.S. employer identification number)

201 Bishopsgate

London, United Kingdom

EC2M3AE

+44 (0) 20 7818 1818

251 Little Falls Drive

Wilmington, Delaware 19808

+1.512.933.8214

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Janus Henderson US (Holdings) Inc.

151 Detroit Street

Denver, CO 80206

+1 303 336 4529

(Name, address, including zip code, and telephone number, including area code, of principal executive offices of agent for service)

Copies to:

William D. Regner

Benjamin R. Pedersen

66 Hudson Boulevard

New York, NY 10001

(212) 909 6698

Brian L. Schorr, Esq.

280 Park Avenue, 41st Floor,

New York, NY 10017

(212) 451-3000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

DEREGISTRATION OF SECURITIES

Janus Henderson Group Ltd. (as successor by merger to Janus Henderson Group plc) (the “Registrant” or the “Company”) is filing this post-effective amendment to Registration Statement No. 333-283305 on Form S-4, filed with the Securities and Exchange Commission (the “SEC”) on November 18, 2024, as amended by Amendment No. 1 to the Registration Statement, filed with the SEC on December 13, 2024, and Amendment No. 2 to the Registration Statement, filed with the SEC on January 21, 2025 (the “Registration Statement”) to deregister any and all securities of the Company previously registered but that remain unsold or otherwise unissued under the Registration Statement as of the date hereof.

On June 30, 2026, Jupiter Company Limited, a company incorporated in Jersey (“Parent”), completed the previously announced acquisition of the Company pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of December 21, 2025 (the “Original Merger Agreement”), by and among the Company, Parent and Jupiter Merger Sub Limited, a company incorporated in Jersey and a wholly owned subsidiary of Parent (“Merger Sub”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of March 24, 2026 (the “Amendment”), and as further amended and supplemented by the side letter agreement, dated as of June 16, 2026 (the “Side Letter” and, the Original Merger Agreement, as amended, supplemented and otherwise modified by the Amendment and the Side Letter, the “Amended Merger Agreement”).

Pursuant to the terms of the Amended Merger Agreement, Merger Sub merged with and into the Company (the “Merger”) in accordance with the Companies (Jersey) Law 1991, with the Company surviving such Merger as a wholly owned subsidiary of Parent and changing its name to “Janus Henderson Group Ltd.”.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of this Post-Effective Amendment, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration all securities, as applicable, registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor by merger to Janus Henderson Group plc) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on June 30, 2026.

JANUS HENDERSON GROUP LTD.

By:	/s/ Sukh Grewal
	Name:	Sukh Grewal
	Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on June 30, 2026.

JANUS HENDERSON US (HOLDINGS) INC.

By:	/s/ Sukh Grewal
	Name:	Sukh Grewal
	Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.